UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549


SCHEDULE 13D

Under the Securities Exchange Act of 1934
(Amendment No. ________)*


MACROCHEM CORP.
 (Name of Issuer)


COMMON STOCK, $.01 PAR VALUE
 (Title of Class of Securities)


555903103
 (CUSIP Number)


MICHAEL BENVENUTO, CFO, JANSSEN PARTNERS, INC., 1345 OLD NORTHERN BLVD., ROSLYN, NY 11576, (877) 475-7736
 (Person Authorized to Receive Notices and Communications)


JUNE 30, 2000
 (Date of Event which Requires Filing of this Statement)





CUSIP No. 555903103
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 1. Names of Reporting Persons. I.R.S. Identification Nos. of above persons.

 	Peter Janssen, SS# ###-##-####


 2. Check the Appropriate Box if a Member of a Group
 (a) N/A

 (b) N/A

 3. SEC Use Only
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 4. Source of Funds

	PF (Long-term investment)
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 5.	N/A
--------------------------------------------------------------------------------


 6. Citizenship or Place of Organization

	USA
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Number of
Shares
Beneficially
Owned by
Each
Reporting
Person With
7. Sole Voting Power

	1,307,017 shares Common stock, $.01 par value
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8. Shared Voting Power

	N/A

9. Sole Dispositive Power

	1,307,017 shares Common stock, $.01 par value
--------------------------------------------------------------------------------

10. Shared Dispositive Power

	N/A
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 11. Aggregate Amount Beneficially Owned by Each Reporting Person

	1,307,017 shares Common stock, $.01 par value

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 12. Check if the Aggregate Amount in Row (11) Excludes Certain Shares

	N/A
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 13. Percent of Class Represented by Amount in Row (11)

	5.8
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14. Type of Reporting Person

	IN
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Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



July 5, 2000
-------------------------------------------------------------------------------
Date


/s/ Peter Janssen
--------------------------------------------------------------------------------
Signature


Peter Janssen
 -------------------------------------------------------------------------------
Name/Title